UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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The Carlyle Group Inc.

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THE CARLYLE GROUP INC.

1001 PENNSYLVANIA AVENUE, NW

WASHINGTON, DC 20004-2505

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE

2022 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 31, 2022

The following information relates to the proxy statement (the “Proxy Statement”) of The Carlyle Group Inc. (the “Company”) dated April 13, 2022, furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for the 2022 Annual Meeting of Shareholders and any adjournment or postponement thereof. The Annual Meeting will be held in a virtual meeting format only and can be accessed at www.virtualshareholdermeeting.com/CG2022 on Tuesday, May 31, 2022 beginning at 9:00 a.m. EDT. This supplement should be read in conjunction with the Proxy Statement. To the extent that information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement controls. This supplement does not change or update any of the other information contained in the Proxy Statement. All capitalized terms used in this supplement and not otherwise defined herein have the meaning ascribed to them in the Proxy Statement.

Item 3 – Non-Binding Vote to Approve Named Executive Officer Compensation (“Say-on-Pay”)

At the Company’s 2022 Annual Meeting of Shareholders, our shareholders will vote on whether to approve, in a non-binding advisory vote, the compensation of our named executive officers, or the “Say-on-Pay” resolution. Our Board recommends that shareholders vote in favor of the resolution.

Outstanding Performance in 2021

We believe our executive compensation actions and decisions should be viewed in the context of our exceptional financial and operational performance during fiscal 2021, as highlighted below. Our executive compensation philosophy, as set by our Compensation Committee, is to pay for performance and link a substantial portion of compensation to the achievement of financial and other metrics that drive the overall results of the Company, with the primary objectives of:

•	establishing a clear relationship between performance and compensation,

•	aligning short-term and long-term incentives with our shareholders and fund investors, and

•	providing competitive incentive opportunities.

In doing this, we strive to achieve an appropriate balance between short-term and long-term incentives that motivate our named executive officers and other key employees to work to achieve the Company’s goals and objectives and to execute our strategic plan. We believe that the compensation packages our named executive officers received for 2021 were consistent with this philosophy and our primary compensation objectives by both rewarding our named executive officers appropriately for superior performance (through a mix of short-term and long-term incentives, with an emphasis on long-term incentives) and also incentivizing them to continue to perform going forward.

The cash bonuses paid to our named executive officers reflect their individual performance and the Company’s performance during 2021 and, for our Chief Executive Officer, reflect not just outstanding financial results but also critical additional factors that are important to the Board and to our stakeholders more broadly. These factors include progress on goals concerning environmental, social and governance and diversity, equity and inclusion efforts, strategic initiatives, employee engagement, leadership and exemplification of the Company’s values and succession planning.

The equity incentive awards granted to our named executive officers provide competitive incentive opportunities that are tied to key financial metrics for the Company (thereby aligning compensation opportunities with the interests of our shareholders and fund investors) and/or continued service to the Company (thereby providing a useful retention feature in a competitive labor environment).

Our exceptional financial and operational performance during fiscal 2021 that contributed to the compensation decisions made for our named executive officers included the following highlights:

•	Achieved a 78.5% Total Shareholder Return (“TSR”) in 2021, compared to 28.7% for the S&P 500 index and 34.9% for the S&P 500 Financials index;

•	FRE grew to $598 million in 2021, up 22% from 2020, and FRE Margin increased to 33% in 2021 from 30% in 2020*;

•

Raised a record $51.3 billion in new commitments across our three global business segments (an increase of 87% over 2020), which included the launch of 11 funds across our platform, strong CLO fundraising in Global Credit, and significant growth in the separately managed accounts in Global Investment Solutions;

•

Drove investment fund performance to create value for our fund investors with record levels of investment activity in 2021, making investments through our carry funds of $33.8 billion and realizing proceeds of $44.3 billion for our carry fund investors;

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Continued to strategically innovate and differentiate our business lines and product offerings to drive growth, resulting in total assets under management exceeding $300 billion for the first time; and

•

Increased net accrued performance revenues to $3.9 billion, a 67% increase from December 31, 2020 driven by carry fund appreciation of 41%, and realized a record $1.5 billion in realized net performance revenues during 2021*.

Strategic Equity RSU Awards Encourage Long-Term Performance

Institutional Shareholder Services (ISS) and Glass Lewis are recommending that shareholders vote against the Say-on-Pay resolution primarily because they do not believe there is adequate rationale for the strategic equity restricted stock unit (RSU) awards granted in February 2021 to certain key personnel, including each of our named executive officers. However, as discussed in more detail below, these awards were carefully considered and designed by our Compensation Committee reflecting advice from its independent compensation consultant, based on a clear rationale aligned with the long-term interests of the Company and our shareholders and consistent with our pay for performance philosophy.

•

The performance targets for the performance-vesting strategic equity RSUs were all set at the beginning of the four-year period and designed to align with the targets in our four-year strategic plan. As a result, such awards encourage sustained long-term performance over the four-year performance-vesting period aligned with our strategic plan.

•

In addition, vesting with respect to 40% of the strategic equity RSUs (both performance-vesting RSUs and, for certain of our named executive officers, time-vesting RSUs) is tied to performance and/or continued service during the fourth and final year of the performance period, which further aligns the award with the long-term interests of our shareholders and incentivizes retention for our named executive officers since vesting in the largest portion of the awards does not occur if the named executive officer is not providing services to the Company at the time of vesting.

•

In addition to incentivizing successful execution of our strategic plan, the strategic equity RSU awards also contain a post-vesting retention period that further aligns our named executive officers with the long-term interests of our shareholders. Specifically, 25% of any vested shares issued to the named executive officers generally must be retained by them until the earlier of (i) the first anniversary following the recipient’s termination of employment or (ii) February 2030.

As discussed above, the compensation for our named executive officers was carefully considered and designed to support our pay for performance philosophy with a clear rationale believed to serve the long-term interests of all our shareholders. Therefore, we respectfully disagree with the recommendations of ISS and Glass Lewis and strongly encourage you to vote FOR Item 3, our Say-on-Pay resolution.

*	For a reconciliation of non-GAAP measures to the corresponding GAAP measures, please see Annex A: Reconciliations of Non-GAAP Measures in the Proxy Statement.